Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Cyalume Technologies Holdings, Inc.

We hereby consent to the use in this Amendment No. 1 to the Registration Statement of Cyalume Technologies Holdings, Inc. on Form S-1 (File No. 333-157827), of our report dated March 27, 2009, relating to the consolidated financial statements of Cyalume Technologies, Inc. and Subsidiary as of December 31, 2007 and for the period January 1, 2008 to December 19, 2008 and the year ended December 31, 2007.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CCR LLP
Glastonbury, Connecticut
April 16, 2009